Exhibit 99.1

Foxtel, FOX SPORTS Australia To Combine Into New Premium Sports and Entertainment Company

17 August 2017 – Telstra and News Corp today announced their intention to combine Foxtel and Fox SPORTS Australia into a new company, one that is well positioned to deliver premium sports as well as homegrown, original and international entertainment in a rapidly evolving and competitive marketplace.

The move to combine the companies will align ownership and management for success at a time when more Australians are consuming premium content across more technologies and platforms than ever before.

Subject to the conclusion of definitive agreements, regulatory review and satisfaction of certain other conditions, the following key changes will be implemented as part of the new arrangement:

- News Corp will have 65 per cent shareholding in the new company and Telstra will have 35 per cent

- News Corp will appoint the Chairman, majority of the new company's board and senior executives and Telstra will appoint the remaining directors

The new company will be positioned to meet the needs of Australian viewers and create greater choice than ever before by:

- Investing in Australian written, produced and directed programming

- Delivering a wider range of new and innovative products and packages across devices and platforms

- Continuing to invest in premium content and technology to meet growing consumer demand

- Expanding distribution channels for the sale of Foxtel and Fox Sports products, and developing greater operating efficiencies across the combined businesses, including distribution

The proposed arrangements will better position the new company for an initial public offering in the future, with News Corp having a majority stake.

If the transaction between Telstra and News Corp is concluded on the proposed terms, News Corp expects to consolidate the new company into its financial statements.

Telstra CEO Andy Penn said the transaction would provide the new company with a strong platform to flexibly respond to significant changes in the media, communications and content markets.

"Our strategically significant investment in the new company will be an important part of Telstra's media strategy," Mr Penn said.

"Under this arrangement Telstra will continue to support the company with our broadcast reseller arrangements which is a major strategic component for us.

"More people are watching more media on more devices for more hours every day of the week, so the demand for media and for content is only going to grow. With a strong premium content proposition and scale subscriber base, the new company will be well positioned to deliver a compelling customer experience."

News Corp Chief Executive Robert Thomson said, "The proposed restructuring of Foxtel and Fox SPORTS will unlock value for News Corp shareholders and provide a clearer vision into the depth and strength of our Australian assets. The new structure will simplify management control and ensure that the company is best placed to leverage the skills of its talented Australian employees and programme makers."

"There is no doubt that the world of content is becoming more complicated and competitive, and it is important that Australia has a strong local platform for its great sports and for homegrown creativity, as well as a showcase for international programmes," Mr Thomson said.

At this stage certain key commercial terms of the proposed transaction have been agreed on a non-binding basis.  Telstra and News Corp have signed a binding process agreement under which they will prepare long form agreements to give legal effect to the commercial principles.

Telstra and News Corp will work to finalise the transaction, including obtaining regulatory approval, to be completed in the first half of 2018.

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Forward- Looking Statements

This document contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. These statements appear in a number of places in this document and include statements with respect to, among other things, the expected terms of the transaction, the expected closing date of the transaction, the potential benefits of the proposed transaction and the expected accounting treatment.  Readers are cautioned that any forward-looking statements are not guarantees of future performance and involve risks and uncertainties.   The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the negotiation and execution of mutually acceptable definitive documents, matters arising in connection with the parties' efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the transaction; and other events that could adversely impact the completion of the transaction, including industry or economic conditions outside of the parties' control. The forward-looking statements in this document speak only as of this date and the parties undertake no obligation (and expressly disclaim any obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Telstra
Media contact: Jon Court +61(0)408 423 516
Email: media@team.telstra.com
Investor contact: Peter Kopanidis +61 (0) 412 1717 673
Email: investor.relations@team.telstra.com
Ref number: 089/2017

News Corp
Media contact:  Jim Kennedy +1 212 416 4064
Email:  jkennedy@newscorp.com
Investor contact:  Mike Florin +1 212 416 3363
Email:  mflorin@newscorp.com

About News Corp
News Corp (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, book publishing, digital real estate services, and cable network programming and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corp are conducted primarily in the United States, Australia, and the United Kingdom. More information: http://www.newscorp.com.